Exhibit 99.2

Virtu Financial Meeting with Shareholders at FIA Boca

Virtu Financial, Inc. (Nasdaq:VIRT), a global market maker, broker and leading provider of global financial services technology, today announced that Virtu management will be speaking and meeting with investors at the Futures Industry Association conference in Boca Raton, FL the week of March 13, 2023. Information to be presented and discussed at the conference is available at our website ir.virtu.com/events-and-presentations/

Included in the materials is a statement that the Company has accelerated the rate of its share repurchase program and estimates it will repurchase $75 - $80 million of its shares in the first quarter of 2023 an increase from the $45M of repurchases in 4Q 2022.

About Virtu Financial

Virtu is a leading provider of financial services and products that leverages cutting-edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to its clients. Leveraging its global market making expertise and infrastructure, Virtu provides a robust product suite including offerings in execution, liquidity sourcing, analytics and broker-neutral, multi-dealer platforms in workflow technology. Virtu’s product offerings allow clients to trade on hundreds of venues across 50+ countries and in multiple asset classes, including global equities, ETFs, foreign exchange, futures, fixed income and myriad other commodities.  In addition, Virtu’s integrated, multi-asset analytics platform provides a range of pre- and post-trade services, data products and compliance tools that clients rely upon to invest, trade and manage risk across global markets.

CONTACT:

Investor and Media Relations

Andrew Smith

investor_relations@virtu.com